Exhibit 10.2

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated as of April 19, 2002 is made and entered into by and between INTERNATIONAL INTEGRATED INCORPORATED, a British Virgin Islands corporation (“Purchaser”), and * * * (“Seller”).

RECITALS

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WHEREAS Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets of Seller relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller relating to the Business, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       PURCHASE AND SALE OF ASSETS

1.1                                 Asset Purchase.

(a)                                  Assets.  Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the assets of Seller relating to the operation of the Business as fully set forth on Schedule 1.1(a) attached hereto (the “Assets”).  The Purchase Price for the Assets shall be as defined in Section 1.2 hereof.

(b)                                 Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from and shall not constitute Assets:

(1)                                  Corporate Documents.  The corporate charter, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization and existence of Seller as a corporation; and

* * *       Indicates Confidential treatment requested

(2)                                  Other Assets.  All assets not specifically described and set forth in Schedule 1.1(a);

(3)                                  Agreement Rights.  Seller’s rights under this Agreement.

1.2                                 Purchase Price. The “Purchase Price,” shall initially be * * *, subject to adjustment in accordance with Schedule 1.2 and this Section 1.2.  The Purchase Price shall be payable in accordance with the following:

(a)                                  Prior to the Closing (as defined in Section 2.1 hereof), Seller shall make the following deposits, each of which shall be applied to the Purchase Price at the Closing:

(1)                                  Initial Deposit.  Seller acknowledges and agrees that Purchaser, as of the date hereof, has already paid to Seller an initial deposit in the amount of * * * (the “Initial Deposit”).

(2)                                  Execution Deposit.  Concurrently with the execution and delivery of this Agreement, Purchaser shall pay to Seller an additional deposit in the amount of * * * (the “Execution Deposit”).

(3)                                  Weekly Deposits.  Beginning on Thursday April 25, 2002 and on each Thursday thereafter until the earlier to occur of the Closing, termination of this Agreement in accordance with Section 8.1 or January 1, 2004, Purchaser shall pay to Seller a weekly deposit in the amount of * * * (each a “Weekly Deposit” and collectively the “Weekly Deposits”).

(b)                                 If the Closing occurs pursuant to Section 2.1(a) hereof, Purchaser shall pay to Seller the difference between (x) the Purchase Price as of the date of * * * (as set forth on Schedule 1.2) and (y) the sum total of the Initial Deposit, the Execution Deposit and all Weekly Deposits made by Purchaser as of the Closing Date.

(c)                                  Notwithstanding Schedule 1.2, if the Closing occurs pursuant to Section 2.1(b) hereof, the Purchase Price shall be * * *, and Purchaser shall pay to Seller the difference between (x) * * * and (y) the sum total of the Initial Deposit, the Execution Deposit and all Weekly Deposits made by Purchaser as of the Closing Date.  Upon Purchaser’s payment of the Purchase price in accordance with this Section 1.2(c), Purchaser shall be deemed to have paid the entire Purchase Price in full as of such Closing Date and Purchaser shall have no further obligation to pay any amounts to Seller for the purchase of the Assets.

(d)                                 If the Closing occurs on January 1, 2004, the sum total of the Initial Deposit, the Execution Deposit and all Weekly deposits made by Purchaser as of such Closing Date (* * *) shall exceed the then effective Purchase Price (* * * as set forth on Schedule 1.2), and Purchaser shall be deemed to have paid the entire Purchase Price in full as of such Closing Date and Purchaser shall have no further obligation to pay any amounts to Seller for the purchase of the Assets.

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1.3                                 Liabilities.

(a)                                  Assumed Liabilities.  In connection with the sale, transfer, conveyance, assignment and delivery of the Assets to the Purchaser pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay only those liabilities exclusively pertaining to the Assets that are set forth on Schedule 1.3 attached hereto (the “Assumed Liabilities”).

(b)                                 Retained Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities of Seller (including those related to the Business) of any kind, character or description whatsoever (the “Retained Liabilities”).

1.4                                 Seller Indemnity.  Except with respect to the Assumed Liabilities and provided that a Closing occurs, Seller agrees to indemnify and hold harmless Purchaser, its subsidiaries and its shareholders from and against any loss, liability or expense arising from or related to the Assets.  The foregoing indemnity shall include but not be limited to any loss, liability or expense arising from or related to claims of creditors of Seller or any of its subsidiaries.  The amount of any indemnification due pursuant to this Section 1.4, as the case may be, shall be calculated after taking into account the amount of all insurance, cash or other direct financial benefits paid to such indemnified party (including any such benefits paid by third parties) and after taking into account the United States federal, state and local and foreign national, provincial and local tax benefits or detriments to the indemnified party, as the case may be, calculated assuming the indemnified party were a taxpayer subject to tax at the highest marginal rate in effect when the payment is made, of the payments made in respect of such loss, claim, demand, cost or expense giving rise to the indemnification and the payments, including indemnification payments made in respect thereto.

2.                                       CLOSING

2.1                                 Closing Location and Date.  The closing of the transactions described in Section 1 (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton, LLP located at 333 S. Hope Street, 48th Floor, Los Angeles, California 90071 or at such other place as is mutually agreed upon by the parties, and on such date (the “Closing Date”) as is determined in accordance with the following:

(a)                                  In the event that * * *, the Closing shall occur on a date no later than 30 days following the date of * * *, provided that (i) such Closing shall occur before January 1, 2004 and (ii) all conditions to Closing shall have been satisfied or waived.

(b)                                 In the event that * * *, the Closing shall occur no later than five business days following the date of * * *, provided that (i) such Closing shall occur before January 1, 2004 and (ii) all conditions to Closing, other than Section 6.1(h), shall have been satisfied or waived.

(c)                                  Unless this Agreement is terminated pursuant to Section 8.1 hereof and if a Closing has not occurred prior to January 1, 2004, the Closing shall occur on January 1, 2004.

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2.2                                 Closing Deliveries.  At the Closing:

(a)                                  Seller shall deliver to Purchaser a bill of sale and such other documents in form reasonably satisfactory to Purchaser to effectuate the transfer of the Assets to Purchaser substantially in the form of the General Assignment and Bill of Sale attached hereto as Exhibit A.

(b)                                 Seller shall deliver to Purchaser a certificate, dated the Closing Date and executed by the President of Seller, substantially in the form of the Officer’s Certificate attached hereto as Exhibit B.

(c)                                  Purchaser shall deliver to Seller an assumption agreement to effectuate the transfer of the Assumed Liabilities to Purchaser substantially in the form of the Assumption Agreement attached hereto as Exhibit C.

(d)                                 Purchaser shall deliver to Seller the balance of the Purchase Price (if any) as set forth in Section 1.2 above.

(e)                                  The parties hereto shall deliver such other documents as may be required by this Agreement.

2.3                                 Closing Notices.  Only upon the successful closing of the transactions contemplated herein, Seller shall (i) notify each of  * * * of this Agreement, the agreements to be entered into by the parties hereto (the “Ancillary Agreements”) and the transactions contemplated hereby and thereby; and (ii) comply with all applicable reporting requirements imposed by the International Investment and Trade in Services Survey Act (22 U.S.C. § 3101 et seq.), including, to the extent required, the completion and filing of Form BE-13 (Initial Report on a Foreign Person’s Direct or Indirect Acquisition, Establishment, or Purchase of the Operating Assets of a U.S. Business Enterprise, Including Real Estate) with the Bureau of Economic Analysis of the United States Department of Commerce no later than 45 days following the Closing Date.

3.                                       REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows (for purposes of this Agreement, the phrases “knowledge of Seller” or the “Seller’s knowledge,” or words of similar import, mean the knowledge of Seller and the directors and officers of Seller, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

3.1                                 Due Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the * * * and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business, including the Business, in the places and in the manner it has been and is now being conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of Seller or any of its subsidiaries (“Material Adverse Effect”).  Schedule 3.1 hereto contains a list of all jurisdictions in which Seller is authorized or qualified to do business, which includes all jurisdictions in which the failure to be so authorized, qualified or licensed would have a Material Adverse Effect.  Seller is in good standing in each jurisdiction indicated.  Seller has

* * *       Indicates Confidential treatment requested

made available to Purchaser true, complete and correct copies of the certificate or articles of incorporation and bylaws of Seller.  Such certificate or articles of incorporation and bylaws are collectively referred to as the “Charter Documents.”  Seller is not in violation of any of its Charter Documents.  Copies of the minute books of Seller have been made available to Purchaser and are correct and, except as set forth in Schedule 3.1, complete in all material respects.

3.2                                 Authorization; Validity.  The representatives of Seller executing this Agreement and the Ancillary Agreements have all requisite power and authority to enter into and bind Seller to the terms of this Agreement and the Ancillary Agreements.  Seller has the full legal right, corporate power and authority to enter into this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Agreements by Seller and the performance by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Seller, and this Agreement and each Ancillary Agreement has been duly and validly authorized by all necessary corporate action.  This Agreement and each Ancillary Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller accordance with its terms.

3.3                                 No Conflicts.  Except as disclosed in Schedule 3.3 or as contemplated hereunder, the execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof do not and will not:

(a)                                  conflict with, or result in a breach or violation of, any of the Charter Documents;

(b)                                 conflict with, or result in a default, breach or violation of (or an event that would constitute a default, breach or violation but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which Seller is a party or by which Seller is bound (including the Supply Agreement), create in any other person a right of termination, acceleration, amendment or increased payment under, or result in the creation or imposition of any Lien (as defined in Section 3.4) on any of Seller’s properties or assets, except as provided in Section 5.7, pursuant to (i) any law or regulation to which Seller or any of its respective properties or assets are subject, (ii) any document, agreement or instrument to which Seller is a party (including the Supply Agreement) or (iii) any judgment, order or decree to which Seller is bound or any of their respective properties or assets is subject;

(c)                                  result in termination or right to termination or any impairment of any permit, license, franchise, contractual right or other authorization of Seller; or

(d)                                 violate, or require any consent or approval of any governmental authority under, any law, order, judgment, rule, regulation, decree or ordinance to which Seller is subject or by which Seller is bound, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), together with all rules and regulations promulgated thereunder.

3.4                                 Assets.  Except as set forth in Schedule 3.4 and except as provided in Section 5.7, Seller has good and marketable title to the Assets, free and clear of all Liens.  For purposes of this Agreement, “Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), adverse claim, charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

3.5                                 Predecessor Status.  Schedule 3.5 sets forth a list of all names of all predecessor companies of Seller, including the names of any entities from which Seller previously acquired significant assets.  Except as set forth on Schedule 3.5, Seller has never been a subsidiary or division of another corporation, nor has it been a part of an acquisition that was later rescinded.

3.6                                 Absence of Claims.   Except as set forth on Schedule 3.6, none of Seller’s affiliates have any claims against the Assets and, upon consummation of the purchase of the Assets and the payment of the Purchase Price, no affiliates of Seller will have any claims against the Assets.

3.7                                 Liabilities and Obligations.  Except as set forth on Schedule 3.7, Seller does not have any liability or obligations of any nature, whether known, unknown, accrued, contingent or otherwise and whether due or to become due, in which the Assets are held as security.

3.8                                 Books and Records.  Seller has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller.  Seller has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in Seller’s normally maintained books and records and which are in compliance with all applicable laws, other than laws relating to the receipt and deposit of funds in trust for third parties.

3.9                                 Permits.  Except as disclosed in Schedule 3.9, Seller owns or holds all licenses, franchises, permits and other governmental authorizations, including permits, titles (including motor vehicle titles and current registrations), licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the “Permits”).  The Permits are valid, and Seller has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of Seller or any affiliate thereof, or any other individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organizations or a governmental entity (or any department agency or political subdivision thereof) owns or has any proprietary, financial or other interest (direct or indirect) in any Permits.  Except as otherwise disclosed in Schedule 3.9, Seller has conducted and is conducting its business and is holding the Assets in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the

Ancillary Agreements do not and will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to Seller by, any Permit.

3.10                           Personal Property.

(a)                                  As it relates to this transaction, Schedule 3.10(a) sets forth a complete and accurate list of all personal property owned or leased by Seller with a current book value in excess of $5,000, including in each case true, complete and correct copies of leases for material equipment.

(b)                                 As it relates to this transaction, all material machinery and equipment of Seller, including those listed on Schedule 3.10(b), are in good working order and condition, ordinary wear and tear excepted.  All fixed assets used by Seller that are material to the good operation of the assets are either owned by Seller or leased under an agreement listed on Schedule 3.10(b).

3.11                           Intellectual Property

(a)                                  Seller has good and valid title to, and owns free and clear of all encumbrances, has the exclusive right to use, sell, offer to sell, transfer, license (or sublicense), transmit, broadcast, display, modify, create derivative works from, deliver (electronically or otherwise) and dispose of, and has the right to bring actions for infringement of or has a valid and exclusive license for (except for standard licenses for the use of any technology which is part of the Assets which licenses may not be exclusive), all Intellectual Property (as defined below) necessary or required for the conduct of the Business as currently conducted or as proposed to be conducted.

(b)                                 Except as disclosed in Schedule 3.11, (i) Seller has the exclusive right to use the Intellectual Property, (ii) all registrations with and applications to governmental or regulatory authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes (as defined in Section 3.19 hereof) or maintenance fees or the taking of any other actions by Seller to maintain their validity or effectiveness, (iii) Seller has delivered to Purchaser prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any third party, (iv) Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets in respect of the Business, (v) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract or other agreement (written or oral) to use such Intellectual Property and (vi) to the knowledge of Seller, no such Intellectual Property is being infringed by any other third party.  Seller has not received notice that Seller is infringing any Intellectual Property of any other third party in connection with the conduct of the Business; no claim is pending or, to the knowledge of Seller, has been made to such effect that has not been resolved; and, to the knowledge of Seller, Seller is not infringing any Intellectual Property of any other third party in connection with the conduct of the business.

(c)                                  As used herein, the term “Intellectual Property” shall mean all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

3.12                           No Undisclosed Liabilities.  Except as disclosed in Schedule 3.12 or any other Schedule attached hereto, there are no liabilities against, relating to or affecting the Business or any of the Assets, other than liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the condition of the Business.

3.13                           Material Contracts and Commitments.  Schedule 3.13 contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which Seller is a party whether they are suppliers, vendors or any such third-party entities, or by which it or its properties are bound (including joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land or Liens) (i) to which Seller and any affiliate of Seller or any officer or director of Seller are parties (“Related Party Agreements”); or (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $10,000, or that may generate revenues or income exceeding, during the current term thereof, $5,000 (collectively with the Related Party Agreements, the “Material Contracts”).  Seller has delivered or made available to Purchaser true, complete and correct copies of the Material Contracts that are in writing.  Seller has complied with all of its commitments and obligations, including all obligations to compensate employees, consultants, attorneys and contractors for services provided in connection with * * *, and is not in default under any of the Material Contracts, including the Supply Agreement,  and no notice of default has been received with respect to any thereof, and except as provided in this Agreement there are no Material Contracts that were not negotiated at arm’s length.

3.14                           Insurance.  Schedule 3.14 sets forth a complete and accurate list of all insurance policies currently carried by Seller, relating to product liability, protection, errors and omission, or other similar business risks that are transferable. Seller has made available to Purchaser true, complete and correct copies of all current insurance policies of Seller, all of which are in full force and effect. All premiums payable under all such policies have been paid and Seller is otherwise in full compliance with the terms of such policies.  Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of Seller.  The insurance carried by Seller with respect to its properties, assets and business is, to Seller’s knowledge, with financially sound insurers.  To the knowledge of Seller, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

3.15                           Labor and Employment Matters.  Schedule 3.15 sets forth any personnel that may be hired or retained, who are or were connected in any way to Seller and will be hired under new conditions and contracts that are acceptable to Purchaser.

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3.16                           Employee Benefit Plans.

(a)                                  Except as set forth on Schedule 3.16(a), neither the Seller, nor any entity that would be aggregated with the Seller for purposes of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), sponsors, maintains, or contributes to, is obligated to maintain or contribute to, has ever sponsored, maintained, contributed to or been obligated to contribute to, any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).

(b)                                 Effective as of the Closing and to the extent required by federal or state law, Seller shall provide group health coverage under the Seller’s group health plan for all employees of Seller who do not become employees of Buyer (“Employees”) and such Employees’ eligible dependents.  To the extent required by federal or state law, Seller shall also have the responsibility to make health care continuation coverage available to all employees of Seller and their eligible dependents, covered under the Seller’s group health plan, who experience a “qualifying event” (within the meaning of Code Section 4980B(f)(3)) prior to or in connection with the sale of the Assets.

3.17                           Conformity with Law; Litigation.

(a)                                  Except as set forth on Schedule 3.17(a), Seller is not in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect. Except as set forth on Schedule 3.17(a), Seller has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing that individually or collectively might have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 3.17(b), there are no claims, actions, suits or proceedings, pending or, to the knowledge of Seller, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Seller or against any of their respective properties or business.

3.18                           Restrictive Covenants. Except as set forth on Schedule 3.18, Seller is not a party to or bound or affected by any commitment, agreement or document containing any covenant limiting the freedom of Seller to compete in any line of business, transfer or move any of its assets or operations or which is or would reasonably be expected to materially or adversely affect the business practices, operations or conditions of Seller.

3.19                           Taxes.

(a)                                  Except as set forth on Schedule 3.19 or as provided herein,

(1)                                  Seller timely filed all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects;

(2)                                  Seller has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return;

(3)                                  there are no ongoing examinations or claims against Seller, for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received;

(4)                                  Seller has had a taxable year ended on December 31, in each year in which Seller has filed Tax Returns;

(5)                                  there are (and as of and immediately following the Closing there will be) no Liens on the Assets relating to or attributable to Taxes;

(6)                                  there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the Assets or otherwise have a Material Adverse Effect; and

(7)                                  Seller’s Tax basis in its assets for purposes of determining future amortization, depreciation and other federal income Tax deductions is accurately reflected on Seller’s Tax books and records.

(b)                                 For purposes of this Agreement:

(1)                                  the term “Tax” shall include any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipt taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

(2)                                  the term “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any tax.

3.20                           Inventory.  Except as set forth on Schedule 3.20, all of Seller’s inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items.  All items of inventory are the property of Seller, free and clear of any Lien (except as provided in Section 5.7), have not been pledged as collateral, are not held by Seller on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by any governmental or regulatory authority.  The aggregate value of all of Seller’s inventory located in * * * is not less than * * *, as determined by an independent appraiser chosen by the mutual agreement of the parties hereto.

3.21                           Absence of Changes.   Since December 31, 2000, Seller has conducted its business in the ordinary course and held the Assets consistent with past practice and, except as set forth on Schedule 3.21, there has not been:

(a)                                  any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Seller or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate could reasonably be expected to become or result in such a material adverse change;

(b)                                 any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets;

(c)                                  any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Seller to any person;

(d)                                 any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(e)                                  any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of Seller;

(f)                                    any waiver or release of any rights or claims of Seller;

(g)                                 any breach, amendment or termination of any material contract, agreement, license, permit or other right to which Seller is a party;

(h)                                 any transaction by Seller outside the ordinary course of business;

(i)                                     any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller or the revaluation by Seller of any of its assets;

(j)                                     any creation or assumption by Seller of any Lien on any asset (other than Liens which are not material arising under existing lease financing arrangements and Liens for Taxes not yet due and payable);

(k)                                  any entry into, amendment of, relinquishment, termination or non-renewal by Seller of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by Seller in excess of $10,000;

(l)                                     any loan by Seller to any person or entity, incurring by Seller of any indebtedness, guaranteeing by Seller of any indebtedness, issuance or sale of any debt securities of Seller or guaranteeing of any debt securities of others;

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(m)                               the commencement or notice or, to the knowledge of Seller, threat of commencement, of any lawsuit or proceeding against, or investigation of, Seller or any of in its affairs;

(n)                                 any change in relations with or loss of a supplier, vendor, distributor or customer (and Seller has no reason to believe that any such change will occur prior to or as a result of the consummation of the transactions contemplated hereby);

(o)                                 any sale of any assets in excess of $10,000 other than in the ordinary course of business;

(p)                                 any settlement of or agreement to settle any litigation, action or proceeding relating to the business or assets of Seller; or

(q)                                 any negotiation or agreement by Seller or any officer or employee thereof to do any of the things, or the taking of any action or omission to take any action that could result in occurrence of the things, described in the preceding clauses (a) through (p) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

3.22                           Relations with Governments.   Seller has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

3.23                           Disclosure.  Seller has delivered or made available to Purchaser true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested in writing by Purchaser.  Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the Schedules hereto and all other documents and information furnished to Purchaser and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.  If Seller becomes aware of any fact or circumstance that would change a representation or warranty of Seller in this Agreement or any representation made on behalf of Seller, Seller shall immediately give notice of such fact or circumstance to Purchaser. However, such notification shall not relieve Seller of its obligations under this Agreement.

4.                                       REPRESENTATIONS OF PURCHASER

To induce Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller as of the date hereof as follows:

4.1                                 Due Organization.  Purchaser is corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on Purchaser.

4.2                                 Authorization; Validity of Obligations.  The representatives of Purchaser executing this Agreement and the Ancillary Agreements have all requisite power and authority to enter into and bind Purchaser to the terms of this Agreement and the Ancillary Agreements. Purchaser has the full legal right, power and corporate authority to enter into this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser and the performance by Purchaser of the transactions contemplated herein and therein have been duly and validly authorized by the board of directors of Purchaser, and this Agreement and the Ancillary Agreements has been duly and validly authorized by all necessary corporate action. This Agreement and each Ancillary Agreement is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3                                 No Conflicts.  The execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof will not:

(a)                                  conflict with, or result in a breach or violation of the Purchaser Charter Documents;

(b)                                 subject, until the time of Closing, to compliance with any agreements between Purchaser and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Purchaser is a party or by which Purchaser is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of Purchaser’s properties pursuant to (i) any law or regulation to which Purchaser or any of its property is subject, or (ii) any judgment, order or decree to which Purchaser is bound or any of its property is subject;

(c)                                  result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Purchaser; or

(d)                                 violate any law, order, judgment, rule, regulation, decree or ordinance to which Purchaser is subject, or by which Purchaser is bound, (including, the HSR Act, together with all rules and regulations promulgated thereunder).

5.                                       COVENANTS

5.1                                 Tax Matters.

(a)                                  Each of the parties hereto shall (i) cooperate fully, as reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes; (ii) make available to the other party, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to Seller for all periods; and (iii) preserve information, records or documents relating to tax matters pertinent to Seller that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

(b)                                 Seller shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, Purchaser will join in the execution of any such Tax Returns and other documentation.

5.2                                 Code Section 1060 Asset Allocation

(a)                                  Seller and Purchaser agree that they shall prepare and file all federal, state and local forms necessary for the valid allocation of the Purchase Price for the Assets for purposes of Code Section 1060 (the “Section 1060 Allocation Forms”).

(b)                                 Seller and Purchaser shall adhere to the allocations of the Purchase Price among the Assets, as adjusted for liabilities and to reflect the net asset value of each asset (the “Section 1060 Allocations”), as determined by Purchaser in preparing the Section 1060 Allocation Forms and all relevant Tax Returns and any other documents and forms.

5.3                                 Cooperation.

(a)                                  Each party hereto shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such documents and instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of such party shall execute any documentation reasonably required by any other’s accountants (in connection with the accountants’ audits of Seller and Purchaser).

(b)                                 Each party hereto shall cooperate and use their reasonable efforts to have the officers, directors and employees of Seller cooperate in furnishing information, evidence, testimony and other assistance in connection with any filing, obligations, actions, proceedings, arrangements or disputes of any nature.

(c)                                  Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

5.4                                 Conduct of Business Pending Closing.  Between the date hereof and the Closing Date, Seller will (except as requested or agreed by Purchaser):

(a)                                  hold the Assets and carry on its business only in the ordinary course in substantially the same manner as it has heretofore;

(b)                                 maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear, obsolescence and other disposition or changes thereto as determined by Seller excepted;

(c)                                  perform all of its obligations under agreements relating to or affecting its assets, properties or rights;

(d)                                 keep in full force and effect present insurance policies or other comparable insurance coverage;

(e)                                  maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

(f)                                    continue in good faith to use its best efforts to * * *.

(g)                                 not increase the amount of salary or other compensation or payable to any employee of the Business.

5.5                                 Access to Information.  Within 10 days of the execution of this Agreement, Seller will afford to the officers and authorized representatives of Purchaser for a period of three days access to (i) all of the sites, properties, books and records of Seller (and shall provide copies thereof) and (ii) such additional financial and operating data and other information as to the Business and properties of Seller as Purchaser may from time to time reasonably request for the purpose of conducting due diligence inquiry.  No information or knowledge obtained in any investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate this Agreement.

5.6                                 Indemnification.

(a)                                  General Indemnification by Seller.  Seller covenants and agrees to indemnify, defend, protect and hold harmless Purchaser and its officers, directors, employees, shareholders, assigns, successors and affiliates (individually, an “Indemnified Party” and collectively, “Indemnified Parties”) from, against and in respect of:

(1)                                  all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorneys’ fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(A)                              any breach of any representation or warranty of Seller set forth in this Agreement or any Schedule or certificate delivered by or on behalf of Seller or Seller in connection herewith;

(B)                                any nonfulfillment of any covenant or agreement by Seller under this Agreement;

(C)                                the business, operations or assets of Seller prior to the Closing Date or the actions or omissions of Seller’s directors, officers,

* * *       Indicates Confidential treatment requested

shareholders, employees or agents prior to the Closing Date, other than with respect to the Assumed Liabilities following the Closing;

(D)                               any breach of the representations made in Section 3.16 (employee benefit plans); and

(E)                                 the matters disclosed on Schedule 3.19 (taxes); and

(2)                                  any and all Damages incident to any of the foregoing or to the enforcement of this Section 5.6(a).

(b)                                 Limitation and Expiration.  Notwithstanding the above:

(1)                                  there shall be no liability for indemnification under Section 5.6(a) unless and until, the aggregate amount of Damages exceeds $10,000 upon which Seller shall be liable for all Damages including the $10,000 (the “Indemnification Threshold”); provided, however, that the Indemnification Threshold shall not apply to and Seller shall be liable for (A) Damages arising out of any breaches of the covenants of Seller set forth in this Agreement or representations and warranties made in Section 3.16 (employee benefit plans), Section 3.19 (taxes) or (B) Damages described in Section 5.6(a)(i)(D) or Section 5.6(a)(i)(E).

(2)                                  the indemnification obligations under this Section 5.6, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (A) or (B) of this Section 5.6(b)(2):

(A)  (1)  except as to representations, warranties, and covenants contained in Section 3.16 (employee benefit plans), Section 3.19 (taxes) and the indemnification set forth in Section 5.6(a)(i)(D) or Section 5.6(a)(i)(E), and except with respect to claims made against Purchaser by third parties for which Purchaser seeks indemnification from Seller, the third anniversary of the Closing Date; or  (2)  with respect to representations and warranties contained in Section 3.16 (employee benefit plans), Section 3.19 (taxes) and the indemnification set forth in Section 5.6(a)(i)(D) or Section 5.6(a)(i)(E),  on (a) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (b) if there is no applicable statute of limitation, (x) six (6) years after the Closing Date; or

(B)                                the final resolution of Claims pending as of the relevant dates described in clause (A) of this Section 5.6(b)(2) (such Claims referred to as “Pending Claims”).

(c)                                  Indemnification Procedures.  All claims or demands for indemnification under this Section 5.6 (“Claims”) shall be asserted and resolved as follows:

(1)                                  In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 5.6(a) hereof (the “Indemnifying Party”) which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify Seller of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”).  If Seller does not notify the Indemnified Party within 30 days after the date of delivery of the Claim Notice that Seller disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of Seller hereunder. In case an objection is made in writing in accordance with this Section 5.6(c)(i), the Indemnified Party shall respond in a written statement to the objection within 30 days and, for 60 days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

(2)                                  (A) In the event that any Claim for which Seller would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice to Seller.  Seller shall have 30 days from the date of delivery of the Claim Notice to notify the Indemnified Party (1) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third-Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not Seller desires, at the sole cost and expense of Seller, to defend against the Third-Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(3)                                  In the event that Seller timely notifies the Indemnified Party that Seller, as the Indemnifying Party, does not dispute the Seller’s obligation to indemnify with respect to the Third-Party Claim, Seller shall defend the Indemnified Party against such Third-Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, Seller may not settle any Third-Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party.  Seller shall have the right to control all aspects of any litigation, including, but not limited to, the final consent with respect to any settlement discussions (in accordance with the previous sentence) as well as the selection of counsel.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If Seller elects not to defend the Indemnified Party against a Third-Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third-Party Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from Seller the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

(4)                                  If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to Seller, any Third-Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Purchaser or any affiliate, the Indemnified Party shall have the right but not the obligation to control or assume (as the case may be) the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of Seller hereunder. If the Indemnified Party elects to exercise such right, Seller shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of Seller.

(5)                                  Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

(6)                                  Subject to the provisions of Section 5.6(b), the Indemnified Party’s failure to give reasonably prompt notice as required by this Section 5.6(c) of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve Seller of any liability which Seller may have to the Indemnified Party unless and to the extent the failure to give such notice prejudiced Seller.

(7)                                  The amount of any indemnification due to an Indemnified Party pursuant to this Section 5.6, as the case may be, shall be calculated after taking into account the amount of all insurance, cash or other direct financial benefits payable to such Indemnified Party (including any such benefits payable to third parties) and after taking into account the United States federal, state and local and foreign national, provincial and local tax benefits or detriments to the Indemnified Party, as the case may be, calculated assuming the Indemnified Party were a taxpayer subject to tax at the highest marginal rate in effect when the payment is made, of the payments made in respect of such loss, claim, demand, cost or expense giving rise to the indemnification and the payments, including indemnification payments made in respect thereto. Purchaser or its affiliates shall, in addition to the obligations of Seller pursuant to this Section 5.6, have a right to set off the amount of any indemnification due to an Indemnified Party pursuant to this Section 5.6, as the case may be, against any payment to Seller or its affiliates from Purchaser or its affiliates under this Agreement or otherwise, if and when such payment obligation ever comes due at any time in the future.

5.7                                 Purchaser’s Security Interest.   Seller hereby grants Purchaser a security interest, lien and encumbrance on all of Seller’s assets, including * * *, for the purpose of securing Seller’s obligations hereunder, including the return of all deposits and any other sums paid by Purchaser toward the Purchase Price (pursuant to Section 8.2 hereof).   Seller shall execute all such documents and make all such filings as may be necessary to perfect Purchaser’s security interest in Seller’s assets, and Seller hereby appoints Purchaser as its attorney-in-fact with all requisite power and authority to sign or record such documents on Seller’s behalf.

5.8                                 * * * Security Interest.  Seller shall ensure that the proper parties execute all such documents and file all such filings as may be necessary to terminate any and all security interests held by * * * with respect to any of the Assets on or before the Closing.

5.9                                 Confidentiality.   The parties hereto shall maintain the existence of this Agreement, all Ancillary Agreements and the transactions contemplated hereby and thereby in the strictest confidence until the first to occur of the following: (i) the Closing or (ii) the expiration of the one-year period following the termination of this Agreement for any reason whatsoever (the “Confidentiality Period”).  Prior to the expiration of the Confidentiality Period, the parties hereto will maintain strictly confidential and secret, and not disclose any of the Confidential Information (as defined below) to any person, corporation or other entity other than the Authorized Parties (as defined below) or pursuant to the lawful order of a court of competent jurisdiction or other governmental authority.  The Confidential Information may not be distributed or disseminated in any manner or method.  The “Confidential Information” shall mean any and all financial statements, books, records, contracts, documents, agreements, correspondence, governmental filings, customer information, methods of doing business, marketing, supply, supplier information, and correspondence and any other information regarding current or proposed officers, directors, employees or advisors, assets, income or financial status, or marketing plans, proposed strategic or financial relationships or business plans of a party (the “Disclosing Party”) furnished to the other party (the “Receiving Party”) in whatever form, but excluding any such information (i) generally known otherwise than through an act or omission of the Disclosing Party, (ii) known to the Receiving Party prior to its receipt from the Disclosing Party, or (iii) provided to the Receiving Party by a third party without obligation of confidentiality.  The existence of this Agreement and the Ancillary Agreements, the terms and conditions contained herein and therein and the transactions contemplated hereby and thereby shall also be deemed “Confidential Information” for purposes of this Agreement.  The only individuals who will be granted access to the Confidential Information are (a) executive officers of the Receiving Party and its counsel and accountants and (b) such other officers, agents and employees of the Receiving Party and its owners, investors or proposed investors, lenders or proposed lenders who agree to be bound by the terms of this Agreement (collectively, the “Authorized Parties”).  In the event that this Agreement is terminated for any reason whatsoever, the Receiving Party and all Authorized Parties will return to the Disclosing Party all of the Confidential Information that was delivered to the Receiving Party in tangible form (including magnetic or other means of data storage) and all copies thereof, and either deliver to the Disclosing Party or destroy all of the balance of the Confidential Information, including all notes, extracts, summaries, examples or other compilations or analyses held in tangible form (including magnetic or other means of data storage) and made by the Receiving Party or any Authorized Party. If destroyed, the Receiving Party shall provide to the Disclosing Party a written certification of such destruction.  Each of the parties hereto hereby agrees that it will not use the Confidential Information except for the express purpose

* * *       Indicates Confidential treatment requested

of evaluating the Business and the transactions contemplated by this Agreement and the Ancillary Agreements.

5.10                           Exclusivity.  Seller will not take, nor will it permit any affiliate of Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other third party retained by or acting for or on behalf of Seller or any such affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing Confidential Information with respect to the Business or permitting access to the assets and properties and books and records of Seller) any offer, inquiry, discussion or proposal from any third party concerning the direct or indirect acquisition of the Assets or the Business by any party other than Purchaser or its affiliates.  Seller will not propose or enter into any agreement or understanding regarding the sale of any Assets or any part of the Business with any party other than Purchaser and its Affiliates.  If Seller or any of its affiliates (or any third party acting for or on their behalf) receives from any third party any offer, inquiry or informational request referred to above, Seller will promptly advise such third party, by written notice, of the terms of this Section 5.10 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

5.11                           Regulatory and Other Approvals.  Each party will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to governmental or regulatory authorities required to consummate the transactions contemplated hereby and by the Ancillary Agreements, (b) provide such other information and communications to such governmental or regulatory authorities as the other party or such governmental or regulatory authorities may reasonably request in connection therewith and (c) cooperate with the other party as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to governmental or regulatory authorities required to consummate the transactions contemplated hereby and by the Ancillary Agreements.

5.12                           Exon-Florio Filings.  In addition to and without limiting Purchaser’s covenants contained in Section 5.11, to the extent required by applicable law, Purchaser will promptly give voluntary notice to the Committee on Foreign Investments in the United States (“CFIUS”) under the Exon-Florio Amendment of the transactions contemplated by this Agreement and by the Ancillary Agreements, and, in connection therewith, provide CFIUS with such information concerning the transactions contemplated by this Agreement and the Ancillary Agreements as is reasonably necessary or desirable.

5.13                           Notice of Material Changes.  Seller shall promptly notify Purchaser of the occurrence of any material change or any event, circumstance or situation that may have a material effect on the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of Seller since the date hereof.

5.14                           Use of Seller’s Name.  Seller hereby grants to Purchaser the exclusive right to use the name “* * *” and any variation thereof in connection with the marketing, sale and distribution of * * * in the United States for a period of one year following the Closing Date.

* * *       Indicates Confidential treatment requested

5.15                           Survival of Representations Warranties and Covenants.  All representations, warranties and covenants made by Seller and Purchaser in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date.  The representations of Seller will survive the Closing.  The representations of Purchaser will survive the Closing.

6.                                       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

6.1                                 Conditions to this Agreement.  The obligations of Purchaser to effect the transactions contemplated in Section 1 are subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions and deliveries:

(a)                                  Representations and Warranties; Performance of Obligations. All of the representations and warranties of Seller contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Seller on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of Seller shall have been delivered to Purchaser.

(b)                                 No Litigation.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Purchaser’s proposed acquisition of the Assets or Purchaser’s conduct or operation of the Business following the execution of this Agreement or consummation of the transactions contemplated herein, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Purchaser or Seller, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of Purchaser.

(c)                                  No Material Adverse Change.  Except as otherwise disclosed in this Agreement or the Schedules hereto, there shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of Seller since the date hereof; and Purchaser shall have received a certificate signed by Seller dated the Closing Date to such effect.

(d)                                 Consents and Approvals.  All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by Purchaser of the transactions contemplated hereby, shall have been obtained and made, including the consent of any third party who is party to any contract which will be breached or could be terminated as a result of this Agreement or the transactions contemplated thereby.

(e)                                  Opinion of Counsel.  Purchaser shall have received an opinion of legal counsel to Seller dated the Closing Date in form and substance reasonably satisfactory to Purchaser and its counsel.

(f)                                    Charter Documents.  Purchaser shall have received (i) a copy of the Charter Documents of Seller certified by an appropriate authority in their respective state of incorporation and (ii) a copy of the bylaws of Seller certified by the Secretary of Seller, and such documents shall be in form and substance reasonably acceptable to Purchaser.

(g)                                 No Laws.  No laws, rules, regulations, orders or any other requirements of any Governmental Authority shall have been enacted, introduced or announced which may materially and adversely affect the Assets or the conduct of the Business.

(h)                                 * * *

(i)                                     * * *

(j)                                     Termination of Security Interest.  Any and all security interests held by * * *  with respect to the any of the Assets shall have been terminated, and all documents and filings necessary to effect the termination of such security interests shall have been properly executed and filed.

(k)                                  Deliveries.  The delivery by Seller of all documents and instruments to be delivered by Seller under Section 2.2, and all of the Assets.

7.                                       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

7.1                                 Conditions to this Agreement.  The obligations of Seller to effect the transactions contemplated herein are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

7.2                                 Representations and Warranties; Performance of Obligations.  All of the representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Purchaser on or before the Closing Date shall have been duly complied with, performed or satisfied.

7.3                                 No Litigation.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Purchaser’s proposed acquisition of the Assets, or limiting or restricting Seller’s conduct or operation of the business of Seller following the execution of this Agreement or the consummation of the transactions contemplated herein shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Purchaser or Seller, their respective properties or any of their officers or directors, that could materially and adversely

* * * Indicates Confidential treatment requested

affect the business, assets, liabilities, financial condition, results of operations or prospects of Seller and its subsidiaries taken as a whole.

7.4                                 Consents and Approvals.  All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by Seller of the transactions contemplated herein, shall have been obtained and made.

7.5                                 Deliveries.  The delivery by Purchaser of all documents, instruments and payments to be delivered by Purchaser under Section 2.2.

8.                                       GENERAL

8.1                                 Termination.  This Agreement may be terminated at any time prior to the Closing solely:

(a)                                  by the mutual consent of the Purchaser and Seller;

(b)                                 by Seller if Purchaser fails to make two consecutive Weekly Deposits on the dates that such deposits are required to be made hereunder;

(c)                                  by Seller if Purchaser lacks sufficient funds to pay the balance, if any, of the Purchase Price on the Closing Date;

(d)                                 by Seller or by Purchaser, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

(e)                                  by Seller or by Purchaser, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated herein or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the transactions herein by any governmental entity which would make the consummation of the transactions contemplated herein illegal.

8.2                                 Effect of Termination.

(a)                                  In the event of termination of this Agreement pursuant to Sections 8.1(a), 8.1(d) or 8.1(e), Seller shall promptly return to Purchaser the Initial Deposit, the Execution Deposit and all Weekly Deposits paid by Purchaser as of the date of such termination.

(b)                                 In the event of termination of this Agreement pursuant to Sections 8.1(b) or 8.1(c), Seller shall have no obligation to return the Initial Deposit, the Execution Deposit or any Weekly Deposits to Purchaser, and Purchaser shall have no further right or claim to such amounts.

(c)                                  In the event of termination of this Agreement pursuant to Section 8.1(a), or 8.1(e), this Agreement shall forthwith become ineffective and, except as provided in Section

8.2(a), there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders.

(d)                                 The provisions of this Section 8 shall remain in full force and effect and survive any termination of this Agreement.  Each party shall remain liable for any breach of this Agreement prior to its termination.  In the event of termination of this Agreement pursuant to Section 8.1(d) above, then notwithstanding the provisions of Section 8.7 below, the breaching party shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

8.3                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No party hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that Purchaser may assign its rights and obligations hereunder to a wholly owned subsidiary without the consent of Seller.

8.4                                 Entire Agreement; Amendment; Waiver.  This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any document or consent required to be delivered by Seller under Sections 2.2 or 6.1(d) which is not so delivered, shall be delivered as soon as practicable following the Closing.  Seller shall use best efforts and good faith in providing and obtaining such documents and consents in the shortest possible time.  Closing hereunder shall not constitute a waiver by Purchaser of the obligations of Seller to deliver such documents and consents.

8.5                                 Counterparts.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, including by electronic facsimile, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

8.6                                 Brokers and Agents.  Each of Purchaser and Seller represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

8.7                                 Expenses.  Subject to Section 8.2, Purchaser has paid and will pay the fees, expenses and disbursements of Purchaser and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement.  Subject to Section 8.2, Seller has paid and will pay the fees, expenses and disbursements of Seller and its agents, representatives, financial advisers, accountants, consultants (technical and regular) and counsel incurred in connection with the subject matter of this Agreement.

8.8                                 Specific Performance; Remedies.  Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

8.9                                 Notices.  Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, by recognized courier service, or by electronic mail (with confirmation of delivery) as follows:

If to Purchaser to:

International Integrated Incorporated

3800 Howard Hughes Parkway, 18th Floor

Las Vegas, NV 89109

Attention:  Edward V. Lower, Ph.D.

Facsimile:  (702) 791-5365

E-mail: tlower@aol.com

with a required copy to:

Sheppard Mullin Richter & Hampton LLP

800 Anacapa Street

Santa Barbara, CA 93101

Attn:  Theodore R. Maloney, Esq.

Facsimile:  (805) 568-1955

E-mail: tmaloney@sheppardmullin.com

If to Seller, to:

* * *

with a required copy to:

* * *

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered,

* * * Indicates Confidential treatment requested

telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

8.10                           Governing Law; Submission to Jurisdiction; Venue.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws.  Any legal action or proceeding with respect to the Agreement must be brought in the courts of the State of California, or of the United States for the Central District of California, and by execution and delivery of the Agreement each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts.  Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 8.9 of this Agreement, such service to become effective 30 days after such mailing.

8.11                           Severability.  If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

8.12                           Absence of Third-Party Beneficiary Rights.  No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person.

8.13                           Further Representations.  Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

8.14                           Further Assurances.  Each party to this Agreement agrees to deliver such additional documents and instruments and take such further action as is reasonably necessary to effect the transactions contemplated hereby.

8.15                           Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in a manner consistent with past practices and audited by the service provider which has provided audit services in the past.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INTERNATIONAL INTEGRATED INCORPORATED, a British Virgin Islands corporation

By:
Name: Donald K. McGhan
Title: Chairman

* * *

By:
Name: * * *
Title: President

* * * Indicates Confidential treatment requested

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

GENERAL ASSIGNMENT AND BILL OF SALE

This GENERAL ASSIGNMENT AND BILL OF SALE is made, executed and delivered on                   ,            by * * *  (the “Seller”), to INTERNATIONAL INTEGRATED INCORPORATED, a British Virgin Islands corporation (the “Buyer”).

RECITALS

WHEREAS Seller and Buyer are parties to an Asset Purchase Agreement, dated as of April 15, 2002 (the “Asset Purchase Agreement”), providing for, among other things, the sale, conveyance, transfer, assignment and delivery to Buyer of all of Seller’s right, title and interest in and to the Assets  (such term and all other capitalized terms used but not defined herein having the same meanings ascribed to them in the Asset Purchase Agreement), all as more fully described in the Asset Purchase Agreement, for consideration in the amount and on the terms and conditions provided in the Asset Purchase Agreement; and

WHEREAS the parties now desire to carry out the intent and purpose of the Asset Purchase Agreement by Seller’s execution and delivery to Buyer of this instrument evidencing the sale, conveyance, transfer, assignment and delivery to Buyer of the Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration to Seller, the receipt and adequacy of which are hereby acknowledged, Seller hereby sells, conveys, transfers, assigns and delivers unto Buyer, its successors and assigns in accordance with the terms and provisions of the Asset Purchase Agreement, TO HAVE AND TO HOLD FOREVER all of Seller’s right, title and interest in and to the Assets.

Seller, its officers and agents, for itself and its successors and assigns, covenants that it and they will from time to time after the date hereof and without further consideration, upon the reasonable request of Buyer, make, execute and deliver without further compensation any and all instruments in writing, further applications, papers, affidavits, powers of attorney, assignments and other documents which may be reasonably required to more effectively secure to and vest in said Buyer, its successors and assigns, the entire right, title and interest in and to the Assets, as contemplated by the Asset Purchase Agreement.

Buyer has assumed and agreed to pay, discharge, and perform or satisfy certain liabilities of Seller set forth on Schedule 1.3 to the Asset Purchase Agreement.

This General Assignment and Bill of Sale is intended to implement the provisions of the Asset Purchase Agreement and shall not be construed to enhance, extend or limit the rights or obligations of Seller or Buyer.

The validity, performance and enforcement of this General Assignment and Bill of Sale and Assignment shall be governed by the laws of the * * *  (regardless of the laws that might otherwise govern under * * * principles of conflicts of laws).

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This General Assignment and Bill of Sale may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Seller and Buyer have caused this General Assignment and Bill of Sale to be duly executed effective as of the date first above written.

SELLER:

* * *

By:
Name:
Title:

BUYER:

INTERNATIONAL INTEGRATED INCORPORATED, a British Virgin Islands corporation

By:
Name:
Title:

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STATE OF NEVADA	)

) ss.:

COUNTY OF	)

On this                          day of                 2002, there appeared before me                                                                    , personally known to me, who acknowledged that she/he signed the foregoing General Assignment and Bill of Sale as his/her voluntary act and deed on behalf and with full authority of the Seller.

Notary Public

* * *	)

) ss.:

COUNTY OF	)

On this                                   day of            2002, there appeared before me                                                             , personally known to me, who acknowledged that she/he signed the foregoing General Assignment and Bill of Sale as his/her voluntary act and deed on behalf and with full authority of the Buyer.

Notary Public

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EXHIBIT B

* * *

Officer’s Certificate

I, * * *, President of  * * * (“Seller”), pursuant to Section 2.2(b) of the Asset Purchase Agreement dated as of April 15, 2002 (the “Asset Purchase Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement) between International Integrated Incorporated, a British Virgin Islands corporation, and Seller, DO HEREBY CERTIFY on behalf of Seller that:

(1)  Each of the representations and warranties made by Seller in the Asset Purchase Agreement is true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof.

(2)  Each of the agreements, covenants and obligations required by the Asset Purchase Agreement to be performed or complied with by Seller at or before the Closing has been duly performed or complied with in all material respects.

IN WITNESS WHEREOF, Seller has caused this Certificate to be executed on its behalf by the undersigned on and as of                                                  ,                 .

* * *

By:
Name:
Title:

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EXHIBIT C

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT is entered into as of                              ,                   by and between International Integrated Incorporated, a British Virgin Islands corporation (“Purchaser”), and * * * (“Seller”).

RECITALS

WHEREAS Purchaser and Seller have entered into an Asset Purchase Agreement, dated as of April 15, 2002 (the “Asset Purchase Agreement”) (capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement), pursuant to which Seller has agreed to sell, transfer, convey, assign and deliver to Purchaser and Purchaser has agreed to purchase from Seller substantially all of the assets used or held for use by Seller in connection with the conduct of the Business, and Purchaser has agreed, in partial consideration therefor, to assume certain obligations in connection therewith by executing this Assumption Agreement; and

WHEREAS the parties now desire to carry out the intent and purpose of the Asset Purchase Agreement by Purchaser’s execution and delivery to Seller of this instrument evidencing the assumption by Purchaser of the Assumed Liabilities.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Purchaser hereby undertakes and agrees from and after the date hereof, subject to the limitations contained herein, to assume and to pay, perform and discharge when due the Assumed Liabilities, set forth on Schedule 1.3 to the Asset Purchase Agreement.

Nothing contained herein shall require Purchaser to pay or discharge any debts or obligations expressly assumed hereby so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof.

Other than as specifically stated above or in the Asset Purchase Agreement, Purchaser assumes no debt, liability or obligation of Seller, including the Retained Liabilities, by this Assumption Agreement, and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereby by Purchaser shall remain the sole obligation of Seller, its successors and assigns.

No person other than Seller, its successors and assigns shall have any rights under this Assumption Agreement or the provisions contained herein.

This Assumption Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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This Assumption Agreement shall be governed by and construed in accordance with the laws of the * * * applicable to a contract executed and performed in such state without giving effect to the conflicts of laws principles thereof, except that if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this Assumption Agreement in order for this Assumption Agreement to be effective in any respect, then the laws of such other jurisdiction shall govern this Assumption Agreement to such extent.

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IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Assumption Agreement on the day and year first above written.

INTERNATIONAL INTEGRATED INCORPORATED, a British Virgin Islands corporation

By:
Name:
Title:

* * *

By:
Name:
Title:

* * *       Indicates Confidential treatment requested

SCHEDULES TO

ASSET PURCHASE AGREEMENT

Schedule 1.1(a)   Assets

Purchaser hereby purchases the following assets of Seller:

1.  All of Seller’s right, title and interest in, to and under * * *.

2.  All of Seller’s right, title and interest in, to and under * * *.

3.  All of Seller’s rights under * * * (the “Supply Agreement”).

4.  All of Seller’s books and records pertaining to the operation of the Business, including the accounting records, files, lists of customers, lists of suppliers and vendors, other lists, sales, market and product development plans, training materials, studies, reports, and other data and information on whatever media.

5.  All of Seller’s inventory located in * * * as of the Closing Date.

6.  All licenses and permits granted to Seller by any state or federal governmental or regulatory authority in connection with the operation of the Business.

7.  All of Seller’s furniture, fixtures and equipment used in connection with the operation of the Business.

8.  All data, maintained in whatever media, collected and maintained by Seller in connection with or in relation to the operation of the Business.

9.  Any and all Intellectual Property used in connection with or useful to the conduct of the Business.

10.  All of Seller’s computer equipment used or maintained in connection with the operation of the Business.

Schedule 1.2         Purchase Price

The Purchase Price shall initially be * * *.  On each of the dates set forth in the table below (each an “Adjustment Date” and collectively the “Adjustment Dates”), the Purchase Price shall be adjusted to equal the amount listed opposite each Adjustment Date.

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1

Adjustment Date	Purchase Price
Present through September 30, 2002	* * *
October 1, 2002 through December 31, 2002	* * *
January 1, 2003 through March 31, 2003	* * *
April 1, 2003 through June 30, 2003	* * *
July 1, 2003 through September 30, 2003	* * *
October 1, 2003 through December 31, 2003	* * *
On or after January 1, 2004	* * *

In the event that the aggregate value of all of Seller’s inventory located in Baton Rouge, Louisiana and Glasgow, Scotland is less than * * * as of the Closing Date, as determined by an independent appraiser chosen by the mutual agreement of the parties hereto, the then effective Purchase Price (as set forth in the table above) shall be reduced by an amount equal to the difference between * * * and the appraised value of such inventory.

Schedule 1.3         Assumed Liabilities.

Purchaser expressly assumes the following liabilities of Seller in connection with the purchase of the Assets:

1.  The obligation of Seller under the Supply Agreement to pay * * *, but only in the event that * * *.

2.  All of Seller’s other obligations under the Supply Agreement.

3.  All liability for product warranty claims first arising on or after the Closing Date, regardless of when the products were sold.

4.  All liability for claims first arising on or after the Closing Date of third parties for damage or injury suffered as a result of defective products sold by Seller prior to the Closing Date, except that the Purchaser assumes no liability for claims arising out of the negligence or intentional acts of Seller or its employees or agents.

* * *       Indicates Confidential treatment requested

2

Schedule 3.4

* * * currently holds a security interest on all of the assets of Seller in connection with certain loans made by * * * to Seller.

Pursuant to the terms of the Supply Agreement, * * * currently holds a continuing security interest in all of Seller’s right, title and interest in and to certain assets of Seller, including all of Seller’s inventory and * * *.

Schedule 3.6

See Schedule 3.4 regarding the security interest held by * * *.

Schedule 3.18

Pursuant to the terms of the Supply Agreement, Seller may not be directly or indirectly involved in the manufacture, supply, sale or distribution in the United States or Canada of any goods which * * * considers to be similar to or competitive with any products supplied by * * * to Seller under the Supply Agreement.

Schedule 3.20

Pursuant to the terms of the Supply Agreement, * * * retains full legal and equitable title to all products supplied to Seller under the terms thereof until * * * has received payment in full of all amounts due and owing for such products, at which time title to such products shall pass to Seller.  Until Seller receives full legal and equitable title to the products supplied by * * *, Seller is deemed to hold such products on consignment.

See also Schedules 3.4 and 3.6 with regard to the security interests in Seller’s inventory held by each of * * * and * * *.

Schedule 3.21(j)

See also Schedules 3.4 and 3.6 with regard to the security interests held by each of * * * and * * *.

* * *       Indicates Confidential treatment requested

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